EXHIBIT 4.1.7

AMENDMENT NO. 7

dated as of September 5, 2017

to

Trust Indenture

of SPDR® GOLD TRUST

dated as of November 12, 2004

This Amendment (this “Amendment”), dated as of September 5, 2017, is to the Trust Indenture (the “Trust Indenture”) of the SPDR® GOLD TRUST (the “Trust”), dated as of November 12, 2004, and as amended from time to time, between World Gold Trust Services, LLC, as the sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, as the trustee of the Trust (the “Trustee”).

WHEREAS, on March 22, 2017, the Securities and Exchange Commission adopted an amendment to shorten the standard settlement cycle for most broker-dealer securities transactions from three business days to two business days which will go into effect on September 5, 2017;

WHEREAS, the Sponsor and the Trustee propose to amend the Trust Indenture to reflect the shortened settlement cycle for the Trust’s creation and redemption procedures;

WHEREAS, Section 10.01 of the Trust Indenture provides, in pertinent part, that the Sponsor and the Trustee may amend the Trust Indenture “to cure any ambiguity or to correct or supplement any provision hereof which may be defective or inconsistent or to make such other provisions in regard to matters or questions arising hereunder as will not materially adversely affect the interests of Beneficial Owners as determined in good faith by the Sponsor”; and

WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and on the Beneficial Owners have been satisfied.

NOW, THEREFORE, the Sponsor and the Trustee agree as follows:

1.    Section 2.03(a)(iii) of the Trust Indenture is hereby amended to read in its entirety as follows:

(iii)

After accepting a Participant’s Purchase Order, the Trustee will issue and deliver Creation Baskets to fill a Participant’s Purchase Order at or shortly after 11:00 a.m. New York time on the second Business Day after the Purchase Order Date, or such other date as may be mandated by the SEC, but only if by such time the Trustee has received (A) for its own account, the Transaction Fee, (B) for the account of the Trust, the Cash Deposit, if any, and (C) notice from the Custodian (which need not be the Custodian’s official report of transactions for such day) that (1) the Custodian has received for the account of the Trust to the credit of the Trust Unallocated Account (or other Custody Account provided for in the relevant Custody Agreement), from the Participant Unallocated Account (or other account of the Participant from which Gold may be transferred to the Trust in accordance with the relevant Custody Agreement) the Creation Basket Gold Deposit Amount due from the Participant submitting the Purchase Order and (2) the Custodian has transferred an amount at least equal to the Creation Basket Gold Deposit Amount from the Trust Unallocated Account (or other Custody Account provided for in the relevant Custody Agreement) to the Trust Allocated Account (or other Custody Account provided for in the relevant Custody Agreement).

2.    Section 5.02(d) of the Trust Indenture is hereby amended to read in its entirety as follows:

(d) By 10:00 a.m. New York time (but not later than 3:30 p.m. London time) on the second Business Day following the Redemption Order Date or such other date as may be mandated by the SEC (such second Business Day or other date, the “Redemption Settlement Date”), if the Trustee’s account at the Depository has by 9:00 a.m. New York time on such day been credited with the Redemption Baskets being tendered for redemption and the Trustee has by such time received the Transaction Fee, the Trustee shall deliver the Cash Redemption Amount (if any) and shall direct the Custodian to deliver Gold included in the Redemption Distribution by effecting the necessary transfers of the Gold to the redeeming Participant’s Participant Unallocated Account. If by such time the Trustee does not receive from a redeeming Participant all SPDR® Gold Shares comprising the Redemption Order, the Trustee will (i) settle the Redemption Order to the extent of whole Redemption Baskets received from the Participant and (ii) keep the redeeming Participant’s Redemption Order open until 9:00 a.m. New York time on the first Business Day following the Redemption Settlement Date as to the balance of the Redemption Order (such balance, the “Suspended Redemption Order”), provided, however, that the redeeming Participant pays the Trustee such fee for the custody of the Gold included in the Suspended Redemption Order for the period subsequent to the Redemption Settlement Date as the Trustee may, from time to time, determine. If the Redemption Basket(s) comprising the Suspended Redemption Order are credited to Trustee’s account at the Depository by 9:00 a.m. New York time on such following Business Day, the Redemption Distribution with respect to the Suspended Redemption Order shall be paid in the manner provided in the second preceding sentence. If by such time the Trustee does not receive from the redeeming Participant all SDPR® Gold Shares comprising the Suspended Redemption Order, the Trustee will settle the Suspended Redemption Order to the extent of whole Redemption Baskets then received and any balance of the Suspended Redemption will be cancelled. Notwithstanding the foregoing, when and under such conditions as the Sponsor and the Trustee may from time to time determine, the Trustee shall be authorized to deliver the Redemption Distribution notwithstanding that a Redemption Basket has not been credited to the Trustee’s account at the Depository if the Participant has collateralized its obligation to deliver the Redemption Basket on such terms as the Sponsor and the Trustee may, in their sole discretion, from time to time agree.

If Gold is to be delivered through a Custodian other than the Initial Custodian or in a market other than the London market, the Sponsor and Trustee are authorized to establish such other procedures, including requirements as to the time of receipt by the Trustee of the tendered Redemption Baskets, for payment of the Redemption Distribution as they shall determine appropriate.

3.     Section 8.01(m) of the Trust Indenture is hereby amended to read in its entirety as follows:

(m) Requests for Instructions. At any time the Trustee may request an instruction in writing in English from the Sponsor or a Participant with respect to any action which the Sponsor or a Participant is authorized to direct the Trustee hereunder, and may, at its own option, include in such request the course of action it proposes to take and the date on which it proposes to act, regarding any matter arising in connection with its duties and obligations under this Agreement. The Trustee shall not be liable for acting in accordance with such a proposal on or after the date specified therein, provided that the specified date shall be at least three (3) Business Days after the Sponsor or Participant receives the Trustee’s request for instructions and its proposed course of action (except that, in the event the instructions relate to the creation of Creation Baskets or the redemption of Redemption Baskets, the specified date shall be at least two (2) Business Days after the Sponsor or Participant receives the Trustee’s request for instructions), and provided further that, prior to so acting, the Trustee has not received the written instructions requested.

3.    Except as modified by this Amendment, the Trust Indenture shall remain unmodified and in full force and effect.

4.    Written notice of this Amendment, in the form annexed hereto, shall be distributed as provided in Section 10.01(b) of the Trust Indenture.

5.    Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Trust Indenture.

6.    This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.

7.    This Amendment shall be effective as of September 5, 2017.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

WORLD GOLD TRUST SERVICES, LLC, as Sponsor

By:	/s/ Samantha McDonald
Name:	Samantha McDonald
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Phyllis A. Cietek
Name:	Phyllis A. Cietek
Title:	Vice President

[Signature Page to Amendment No. 7 to

Trust Indenture of SPDR® GOLD TRUST]

Notice of Amendment to Trust Indenture

SPDR® GOLD TRUST

Notice of Amendment of Trust Indenture

On March 22, 2017, the Securities and Exchange Commission adopted an amendment to shorten the standard settlement cycle for most broker-dealer securities transactions from three business days to two business days which will go into effect on September 5, 2017. Effective as of September 5, 2017, the Trust Indenture was amended to reflect the shortened settlement cycle for the Trust’s creation and redemption procedures.

This notice is provided as directed by the Trust Indenture. No action by owners of SPDR® Gold Shares is required.

The Bank of New York Mellon
Trustee